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                                                                    Exhibit 3.1


              Amended and Restated Certificate of Incorporation of
                       NAVIGATION TECHNOLOGIES CORPORATION

                                     * * * *
                    Adopted in accordance with the provisions
               of ss.242 and ss.245 of the General Corporation Law
                            Of the State of Delaware
                                     * * * *

     Navigation Technologies Corporation (the "Corporation"), a corporation duly organized and existing under the General Corporation Law of the State of Delaware whose original Certificate of Incorporation was filed on December 18, 1987, as restated on March 28, 2001, does hereby certify that the following Amended and Restated Certificate of Incorporation has been duly adopted:

     FIRST: The name of the corporation is NAVIGATION TECHNOLOGIES CORPORATION (the "Company").

     SECOND: The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent at that address is The Corporation Trust Company.

     THIRD: The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

     FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,870,000,000 shares, consisting of 1,800,000,000 shares of Common Stock, par value $.001 per share, and 70,000,000 shares of Preferred Stock, par value $.001 per share. Shares of Preferred Stock may be issued in series from time to time by the Board of Directors, and the Board of Directors is expressly authorized to fix by resolution or resolutions the designations and the voting powers, preferences, rights and qualifications, limitations or restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:



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     (a) the distinctive serial designation of such series which shall distinguish it from other series;

     (b) the number of shares included in such series, which number may be increased or decreased from time to time unless otherwise provided by the Board of Directors in the resolution or resolutions providing for the issue of such series;

     (c) the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

     (d) whether dividends on the shares of such series shall be cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

     (e) the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the Corporation;

     (f) the price or prices at which, the period or periods within which, and the terms and conditions upon which the shares of such series may be redeemed in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

     (g) the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligations;

     (h) whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto;

     (i) the voting rights, if any, of the holders of the shares of such series;

     (j) the ranking of the shares of such series as compared with shares of other series of the capital stock of the Corporation in respect of the right to receive payments out of the assets of the Corporation upon voluntary or involuntary liquidation, dissolution, or winding up of the Corporation; and


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     (k) any other relative rights and qualification, preferences or limitation of the shares not inconsistent herewith or with applicable law.

     FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Company, and for further definition, limitation and regulation of the powers of the Company and of its directors and stockholders:

     (a) The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by Statute or by this Certificate of Incorporation or the Bylaws, and to the extent not inconsistent with said Certificate or Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company.

     (b) The directors of the Company need not be elected by written ballot.

     (c) Special meetings of the stockholders may be called as set forth in the Bylaws.

     SIXTH:

     (a) The number of directors shall be fixed as provided in the Bylaws.

     (b) Any vacancies in the Board of Directors may be filled as specified in the Bylaws.

     SEVENTH: Bylaws may be adopted, amended or repealed as set forth in the Bylaws.

     EIGHTH: A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

     NINTH: The Company reserves the right to amend or repeal any provision contained in this Certificate of Incorporation so long as such amendment or repeal is





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effected in the manner prescribed herein and by the laws of the State of Delaware and all rights conferred upon the stockholders are granted subject to this reservation.


     IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be executed as of this 12th day of November, 2001.



                                By:  /s/ Judson Green
                                     ------------------------------------------
                                     Judson Green
                                     President and Chief Executive Officer



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